Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Noelle Krempasky

AVP & Marketing Manager

(570) 504.8038

noelle.krempasky@fddbank.com

Supporting the region’s future: Fidelity Bank awards over $1 million in Educational Improvement Tax Credit (EITC) Contributions

DUNMORE, PA – May 14th, 2021 – Fidelity Bank recently presented non-profit organizations and educational institutions with Pennsylvania Educational Improvement Tax Credit (EITC) funds totaling over $1.054 million.  Ranging from $1,000 to $141,000 per organization, the amount of financial support the Bank has been able to provide to organizations has nearly doubled since 2019.

“We are pleased to partner with Fidelity Bank through the Educational Improvement Tax Credit program,” said Melissa Turlip, Director of Programming, Commonwealth Charitable Management, Inc. “Funds were provided to twelve high schools in northeastern Pennsylvania to support Dual Enrollment programs.  The funds offset the costs for participating students to earn college credits while in high school and are a huge benefit to hundreds of students.”

“As a community bank, Fidelity is proud to invest in the communities we serve,” said Daniel J. Santaniello, president and CEO, Fidelity Bank. “With so many families and school districts facing economic hardships due to the COVID-19 pandemic, the need for funding is more important than ever. The local students who benefit from the enriched educational experiences provided by these funds are the future. We wish them great success as they pursue their educational goals and dreams.”

The EITC program provides tax credits to eligible businesses contributing to scholarship and educational improvement organizations. In keeping with Fidelity Bank’s commitment to support the communities it serves, the program benefits students in Northeastern Pennsylvania and the Lehigh Valley. Through partnerships between local businesses, parents, and scholarship organizations, EITC funding gives local students opportunities for better educational outcomes.

About Fidelity Bank

Fidelity Bank has built a strong history as trusted advisors to clients served, and is proud to be an active member of the community. With 20 branches located throughout Northeastern Pennsylvania and the Lehigh Valley, Fidelity Bank offers full-service Trust & Investment Departments, a mortgage center, and an array of personal and business banking products and services. The Bank provides 24 hour, 7 day a week service to clients through a variety of digital banking tools, branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 1-800-388-4380.

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